Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-271900, 333-173360, 333-150228, 333-144184, and 333-144188, on Form S-8 and No. 333-257242 on Form S-3 of our reports dated February 23, 2024, relating to the consolidated financial statements of Discover Financial Services, and the effectiveness of Discover Financial Services’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Discover Financial Services for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 23, 2024